EXHIBIT 15(a)






                               ARTHUR ANDERSEN LLP





August 9, 1999


Alabama Power Company
600 North 18th Street
Birmingham, Alabama  35291



Ladies and Gentlemen:

We are aware that Alabama Power Company has incorporated by reference in Registration Statement 333-67453 its Form 10-Q for the quarter ended June 30, 1999 which includes our report on Alabama Power Company dated August 9, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), such report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/  Arthur Andersen LLP